DATALINK SYSTEMS CORPORATION
                          COMPUTATION OF NET LOSS PER SHARE
                                     (unaudited)
                                                                  Cumulative
                                                                  period from
                                                                 June 15, 1993
                  Three Months Ended        Six Months Ended     (date of in-
                     September 30,            September 30,       ception) to
                   1997        1996         1997        1996     June 30, 1997
                ----------  ----------  -----------  ----------- -------------
Weighted average
 common shares
 outstanding for
 the period     19,238,360  16,738,740   19,256,695   16,299,313   14,103,229

Shares used in
 per share
 calculations   19,238,360  16,738,740   19,256,695   16,299,313   14,103,229

Net loss       $(1,082,488) $ (676,171) $(1,958,295) $(1,982,637) $(8,893,901)

Net loss
per share      $     (0.06) $    (0.04) $     (0.10) $    (.0.12) $     (0.63)

Calculated in accordance with the guidelines of Item 601 of Regulation S-B.

Primary and fully diluted calculations are substantially the same.